Exhibit 99.2

Century, Big Rivers and Kenergy Reach Tentative Agreement on Framework for Market Priced Power for Hawesville Smelter
MONTEREY, CA--(Marketwired - April 29, 2013) - Century Aluminum of Kentucky, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX), Kenergy Corp. and Big Rivers Electric Corp. today announced that they have reached a tentative agreement on the framework for providing market priced power to the Hawesville smelter. Under the arrangement, the electric cooperatives would purchase power on the open market and pass it through to Century at the market price plus additional costs incurred by them. The arrangement is intended to have no impact on the current rate proposal of Big Rivers or the related flow-through rate proposal of Kenergy, each currently pending before the Kentucky Public Service Commission. The framework is subject to the negotiation of definitive agreements and approvals from various third parties, including the boards of directors of all parties, the KPSC, the Rural Utilities Service and others. The parties intend to move as expeditiously as possible to finalize the agreement in advance of the expiration of the current power contract on August 20, 2013.
The Hawesville smelter, located in Hancock County, KY, has a rated capacity of 244,000 tonnes of primary aluminum and employs approximately 650 men and women.
Century Aluminum Company, the parent of Century Aluminum of Kentucky, owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California. More information can be found at www.centuryaluminum.com.
Big Rivers Electric Corporation is a customer (Member) -owned, not-for-profit, wholesale electric generation and transmission cooperative headquartered in Henderson, Kentucky that is owned by three distribution cooperative Members -- Jackson Purchase Energy Corporation, headquartered in Paducah; Kenergy Corp, headquartered in Henderson; and Meade County Rural Electric Cooperative Corporation, headquartered in Brandenburg. These Member cooperatives deliver retail electric power and energy to over 113,000 residential, commercial, and industrial customers in portions of 22 western Kentucky counties.
Kenergy Corp. is a nonprofit electric cooperative that serves 55,282 members in 14 counties in western Kentucky, including Breckinridge, Caldwell, Crittenden, Daviess, Hancock, Henderson, Hopkins, Livingston, Lyon, McLean, Muhlenberg, Ohio, Union and Webster. The corporate headquarters is located in Henderson, Ky.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, whether or not the parties are able to agree to definitive documentation reflecting the tentative agreement and obtain all necessary approvals and consents, whether or not certain proposed equipment upgrades are agreed to and completed and whether or not the market pass through arrangement can be completed prior to the expiration of the current power contract. Forward-looking statements in this press release include statements regarding the completion of an agreement to provide, and the ultimate provision of, market priced power to the Hawesville smelter and whether or not such an arrangement would have any impact on rate proposals currently pending before the Kentucky Public Service Commission. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Century Aluminum Contacts:
Clair Nichols (media)
502-649-8956
Shelly Harrison (investors)
831-642-9357